Exhibit 10.16

CONTRACT

BETWEEN

THE CITY OF PERTH AMBOY AND

UTILITY SERVICE AFFILIATES (PERTH AMBOY), INC.

This Contract dated as of the 20th day of August, 2018 and effective as of the 1st day of January 2019 (the “Contract”), is between the CITY OF PERTH AMBOY, Middlesex County, New Jersey (the “City”), a municipal corporation organized and existing under the laws of the State of New Jersey and UTILITY SERVICE AFFILIATES (PERTH AMBOY), INC., (the “Company”), a corporation organized under the laws of the State of New Jersey, a wholly-owned subsidiary of Middlesex Water Company, a public utility regulated by the New Jersey Board of Public Utilities.

WHEREAS, the City owns the Water System, the Wastewater System and the Stormwater System (all as defined herein and collectively, the “Systems”); and

WHEREAS, the Systems provide water production, storage, transmission and distribution and wastewater and stormwater collection services to the City's residents and customers; and

WHEREAS, the proper provision of such water production, storage, transmission and distribution and wastewater and stormwater collection services are necessary for the public health, safety and welfare of the City's residents and customers and the financial well-being of the City; and

WHEREAS, the City has determined that the officers and employees of the Company include engineers and operators that are licensed by the New Jersey Department of Environmental Protection and that are able to properly operate and manage the Systems in accordance with Federal, state and local laws and regulations; and

WHEREAS, the operation and management of the Systems as described in N.J.S.A. 40A:11-15(37) are appropriate purposes for which competitive contracting may be used as set forth in N.J.S.A. 40A:11-4.1(b)(1); and

WHEREAS, the City has complied with the requirements for “competitive contracting” as set forth in N.J.S.A. 40A:11-4.1 through 4.5; and

WHEREAS, the City has determined that the public health, safety and welfare of the residents of the City can best be protected by entering into an agreement to provide for the operation and management of the Systems;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the City and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions. Capitalized terms used in this Contract are defined below.

“Additional Capital Improvements” will have the meaning assigned to such term in Section 4.4(C).

“Annual Fee” will have the meaning assigned to such term in Section 4.1(A).

“Authorized Representative” means the City Administrator or his/her designee.

“Authorized Subcontractors” means a contractor holding a valid contractor's license hired by the Company and approved, in writing, by the City Business Administrator to provide any of the Services.

“Capital Improvements and Major Repairs” will mean those capital improvement items and all renewals, repairs, replacements, additions, improvements, materials or equipment related to the Systems, that: (i) have a five year or greater useful life; (ii) cost in excess of FIVE THOUSAND DOLLARS ($5,000); (iii) are approved by the City as provided herein; and (iv) can be capitalized in accordance with the principles set forth in the Local Bond Law, N.J.S.A. 40A:2-1 et seq. and are otherwise consistent with the policies of the Local Finance Board within the Division of Local Government Services in the New Jersey Department of Community Affairs. This definition does not include those items defined specifically as “Maintenance Items” herein. Any uncertainty regarding improvement and/or repairs will be resolved by the Operations Committee established in Article IV herein.

“Change in Law” means the adoption, implementation, amendment, withdrawal, revision or modification of or in any federal, state, county, local, legislative or administrative or other governmental law, including any statute, ordinance, code or other legislation, regulation, rule or other promulgation or pronouncement, or any permit or approval issued thereunder, or any order, judgment, action, interpretation, and/or determination of any federal, state or local court, administrative agency or governmental body with jurisdiction in the City, that is applicable from time to time concerning the management or operation of the Systems as described herein, or to which the Systems, the Company or the City may otherwise be subject.

“City” means the City of Perth Amboy, a public body corporate and politic of the State of New Jersey, located in the County of Middlesex.

“City Contracts” mean all contracts executed by the City related to the Systems.

“City Event of Default” will have the meaning assigned to such term in Section 3.3.

“Commencement Date” means January 1, 2019.

“Company” means Utility Service Affiliates (Perth Amboy), Inc., a wholly-owned subsidiary of the Middlesex Water Company and its permitted successors or assignors.

“Company Event of Default” will have the meaning assigned to such term in Section 3.2 hereof.

“Contract” means this agreement as same may be amended from time to time.

“Debt Service” means the amount of money required, on an annual basis, to pay the principal and interest obligations of the City related to all debt issued to finance costs related to the Systems.

“Force Majeure” means those events set forth in Section 4.6 of this Contract.

“Maintenance Items and Minor System Repairs” means those items identified on Exhibit A.

“MCUA” means the Middlesex County Utility Authority.

“MCUA Contract” means the contract described in Section 4.3(X).

“Minor System Repairs” mean those repairs that (i) occur routinely in the operation of the Systems; and (ii) can not be capitalized in accordance with the principles set forth in the Local Bond Law, N.J.S.A. 40A:2-1 et seq. and are otherwise consistent with the policies of the Local Finance Board within the Division of Local Government Services in the New Jersey Department of Community Affairs. Any uncertainty regarding repairs will be resolved by the Operations Committee established in Article IV herein.

“Ongoing Capital Improvements” means those improvements described in Exhibit C.

“Operations Committee” means the committee as described in Section 4.5(D).

“Ordinances” means the municipal ordinances and/or resolutions governing the operation and management of the Systems.

“Permits” means permits, approvals and/or licenses issued by the United States Environmental Protection Agency, the New Jersey Department of Environmental Protection, or any other federal, state or local regulatory agency or private party that is necessary for the proper operation of the Systems.

“Services” mean all of the duties, obligations and services as described herein to be provided by the Company that are related to the management, operation and maintenance of the Systems.

“Six Year Capital Improvement Program” means the items identified in Exhibit E hereto.

“Stormwater System” means the infrastructure owned and/or used in the City, including but not limited to collection systems, gravity mains, outfalls, tide check valves, force mains and pump stations to collect and discharge stormwater generated from rain and tidal events.

“Systems” means all, or any part or combination of parts, of the Water System, Wastewater System and the Stormwater System.

“Term” will have the meaning assigned to such term in Section 3.1.

“Wastewater System” means the infrastructure owned and/or used in the City, including but not limited to collection systems, force mains and pump stations, to collect and transport wastewater generated in the City from its point of origin to the MCUA treatment facility. For purposes of this Contract, if not otherwise indicated, Wastewater System will also include the Stormwater System.

“Water System” means the infrastructure owned and/or used by the City, including but not limited to sources of storage; supply; treatment, transmission and distribution facilities; all properties, assets (tangible and intangible) and franchises of the City and all improvements, additions and extension thereto, purchased, constructed or otherwise acquired by the City which relate to the purposes of providing potable water service to residents and commercial and industrial establishments in the City.

“Woodbridge Contract” means the contract described in Section 4.3(X).

Section 1.2.   Interpretation and Construction. In this Contract, unless the context otherwise requires:

(a)	All references to Articles, Sections or Exhibits will, unless otherwise indicated, refer to the Articles, Sections or Exhibits in this Contract.

(b)	Words importing a particular gender mean and include correlative words of every other gender and words importing the singular number mean and include the plural number and vice-a-versa.

(c)	Words importing persons mean and include firms, associations, partnerships (including limited partnerships), trusts, corporations, limited liability companies and other legal entities, including public or governmental bodies, as well as natural persons.

(d)	All notices to be given hereunder and responses thereto will be given, unless a certain number of days is specified, within reasonable time.

(e)	Unless otherwise indicated, any “fees and expenses” will be required to be customary and reasonable.

ARTICLE II

CONTRACT

Section 2.1.  Appointment of the Company and Relationship Between the City and the Company. On and after the Commencement Date, the Company will operate and manage the Systems on the terms and conditions set forth in this Contract. The City hereby enters into this Contract with the Company and appoints it to operate and manage the Systems, to provide related maintenance, administrative and customer services to support the operation and management of the Systems and to perform all other duties that are set forth in this Contract to provide the Services. This Contract will not establish any relationship other than as set forth herein. Services will be provided by the Company to the City as an independent contractor. Notwithstanding the relationships established herein, the Company will maintain its independent operations.

ARTICLE III

TERM

Section 3.1. Term. The term of this Contract will commence on the Commencement Date and, unless earlier terminated in accordance herewith, will expire on December 31, 2028 (the “Term”).

Section 3.2. Termination of Contract by the City for Cause. (A) Upon the happening of any of the following events of default (each a “Company Event of Default”), and subject to the provisions set forth in Section 6.3 regarding the resolution of disputes by arbitration, the City will have the right to terminate this Contract and/or to pursue a cause of action for actual damages, as appropriate:

(1)       The failure by the Company to operate and/or manage the Systems in accordance with the terms and provisions of this Contract, the Ordinances and/or applicable law;

(2)       The failure of the Company to perform or observe any of its covenants, agreements, obligations and/or duties created by this Contract;

(3)       If any representation, warranty and/or covenant made by the Company is false and/or misleading in any material respect and the legality of this Contract or the ability of the Company to perform the Services is thereby adversely affected;

(4)       Commencement of any bankruptcy, insolvency, liquidation and/or similar proceeding against the Company, its parent corporation, and/or any of their subsidiaries and/or related companies which materially and adversely affects the Company's ability to perform the Services;

(5)       The consent by the Company, its parent corporation, and/or any of its subsidiaries and/or related companies to the appointment of a receiver, liquidator, assignee, trustee or custodian, or the making by any such parties of an assignment for the benefit of creditors which materially and adversely affects the Company’s ability to perform the Services; and

(6)       The failure on the part of the Company, its parent corporation, and/or any of their subsidiaries and/or related companies to generally pay their debts as they come due which materially and adversely affects the Company’s ability to perform the Services.

(B)       Upon the happening of any Company Event of Default, the City will provide written notice to the Company setting forth in detail the alleged Company Event of Default. The Company will have thirty (30) days after the receipt of such written notice from the City to cure and/or correct such Company Event of Default or to deliver to the City a written notice alleging that no such Company Event of Default has occurred and setting forth in detail its reasoning as to why no such Company Event of Default has occurred. If the Company does not cure or correct such Company Event of Default within the thirty (30) day period indicated, or does not deliver to the City the written notice described above within such thirty (30) day period, the City may immediately terminate this Contract. Notwithstanding the above, if there is a Company Event of Default as described in Section 3.2(A)(4) or (5), the City will have the right to immediately terminate the Contract upon written notice to the Company and to seek any remedies or damages available at law or in equity. If the City terminates this Contract in accordance with the above provisions, the City will be obligated to pay to the Company the proportionate share of the Annual Fee, or any other amounts, due for the Services provided by the Company to the date of termination of the Contract net of any amounts owed to the City due to such Company Event of Default.

Section 3.3. Termination of Contract by the Company for Cause. (A) Upon the happening of any of the following events of default (each a “City Event of Default”), and subject to the provisions set forth in Section 6.3 hereof regarding the resolution of disputes by arbitration, the Company will have the right to terminate this Contract:

(1) The failure by the City to pay the Annual Fee or make any other payment required to be made by the City pursuant to the terms hereof;

(2) If any representation, warranty and/or covenant made by the City is false and/or misleading in any material respect and the legality of this Contract or the ability of the City to carry out its duties or obligations hereunder is thereby adversely affected;

(3) Commencement of any bankruptcy, insolvency, liquidation and/or similar proceeding by or against the City which materially and adversely affects the City’s ability to perform its duties or obligations hereunder;

(4) The consent by the City to the appointment of a receiver, liquidator, assignee, trustee or custodian, or the making by the City of an assignment for the benefit of creditors which materially and adversely affects the City’s ability to perform its duties or obligations hereunder; and

(5)       The failure on the part of the City to generally pay its debts as they come due which materially and adversely affects the City’s ability to perform its duties or obligations hereunder.

(B)       Upon the happening of any City Event of Default described above, the Company will provide written notice to the City setting forth in detail the alleged City Event of Default. The City will have thirty (30) days after the receipt of such written notice from the Company to cure and/or correct such City Event of Default or to deliver to the Company a written notice alleging that no such City Event of Default has occurred and setting forth in detail its reasoning as to why no such City Event of Default has occurred. If the City does not cure or correct such City Event of Default within the thirty (30) day period indicated, or does not deliver to the Company the written notice described above within such thirty (30) day period, the Company may immediately terminate this Contract. Notwithstanding the above, if there is a City Event of Default as described in Section 3.3(A)(3) or (4), the Company will have the right to immediately terminate the Contract upon written notice to the City. If the Company terminates this Contract in accordance with the above provisions, the City will be obligated to pay to the Company the proportionate share of the Annual Fee, or any other amounts, due for the Services provided by the Company to the date of termination of the Contract. Such payments will constitute total satisfaction of any right, claim, cause of action or entitlement that the Company has or may have against the City as a result of any City Event of Default.

Section 3.4 Termination of the Contract Due to Unenforceability. If any court, agency or other entity with competent jurisdiction will finally determine that this Contract is unenforceable and/or prohibited by law, then the Contract will be terminated. If this Contract is terminated in accordance with this Section 3.4, the City will be obligated to pay to the Company the proportionate share of the Annual Fee, or other amounts, due for the Services provided by the Company to the date of termination of the Contract.

Section 3.5 Transition. The Company will cooperate in good faith with the City, its agents, contractors, and subcontractors and will provide for the orderly transition of Services from the City and/or its contractors to the Company without interruption or disruption of Services and without adverse impact to the customers of the Systems or to the City. In the event of termination of this Contract, the parties will provide for continuity of the Services during the transition of operations back to the City or to another contract partner designated by the City. The Company agrees to cooperate in good faith during such transition and agrees, at the option of the City, to continue operating the Systems for at least ninety (90) days after termination on the terms in effect at the time of termination including the pro rata payment of the Annual Fee. The Company will make provisions that the Systems will not be shut down for any period of time due to strikes, lock-outs, or labor problems. In the event of a Company labor action, stoppage or dispute that disrupts or prevents the Company’s employees or its subcontractors or employees from entering upon and working on any part of the Systems or any affected portion thereof, the Company will at its sole cost seek appropriate legal injunctions, remedies, or court orders. In any event, the Company will continue to operate the Systems or any affected portion thereof through the use of office personnel, management or other resources at its disposal. The Company will always maintain operation of the Systems to protect the health, welfare and safety of the customers of the Systems and the residents and customers of the City.

ARTICLE IV

OPERATION AND MANAGEMENT OF AND CAPITAL IMPROVEMENTS

TO THE SYSTEMS

Section 4.1. Annual Fee. (A) The Annual Fee paid to the Company by the City for each year will be as set forth in Exhibit B (the “Annual Fee”) and will not include payments made to the Company for Capital Improvements and Major Repairs and will be paid to the Company in arrears in twelve equal monthly installments on the last day of each month commencing on January 31, 2019.

(B) The Annual Fee is intended to cover all costs for all Services provided for in this Contract (including Maintenance Items and Minor System Repairs and other costs specifically identified herein) other than for Capital Improvements and Major Repairs or for costs otherwise specifically identified herein as being the responsibility of the City. It is the intent of the City and the Company that all Maintenance Items and Minor System Repairs are the responsibility of the Company as part of the Annual Fee.

(C) Any payments required to be made by the City to the Company pursuant to this Section 4.1 which are paid later than thirty (30) days from the required date will bear interest until paid at the rate of two percent per annum.

Section 4.2. City Responsibilities. The City will:

(A) Own the fixed assets including water treatment plant, well fields, real property, collection, transmission, storage and distribution systems and primary and secondary pumping stations.

(B) Control all finances including billing for and collection of rents, budgeting, capital improvement financing and payment of any fees and charges in connection with the MCUA Contract.

(C)        Promptly procure and continually maintain in full force and effect and in accordance with their respective terms those Permits that it is responsible for under the terms of this Contract. (The Company will manage compliance and act with the City’s authorization in order to meet permit requirements.)

(D)       Adopt all resolutions and enact all ordinances necessary to carry out the provisions of this
Contract and enforce all such resolutions and/or ordinances.

(E)       Provide access to the Systems for the Company, its agents and employees at all times.

(F)       Designate an Authorized Representative of the City to act as contract administrator and liaison with the Company in connection with the performance of Services by the Company.

(G)       Refrain from enacting any ordinances and/or adopting any resolution that would impair the ability of the City or the Company from complying with this Contract.

(H)       Promptly pay all debt service, when due on any bonds or notes or other obligations by or on behalf of the City issued with respect to the Systems.

(I)       Establish all annual budgets, rents, rates, City fees and other charges to be collected from the customers of the Systems, which rents, Rates, City Fees and charges will be at least sufficient to pay all amounts due to the Company, other vendors and necessary for debt service hereunder. The City will provide the Company with space at a convenient location to conduct its operations if necessary. The Company will be responsible for the costs of all utilities associated with its use of all City facilities and indemnify the City for any liability the City might incur as a result of the use of such facilities by the Company. The equipment described in Exhibit D is owned by the City and is available for use by the Company. All other equipment is owned by the current operator, Middlesex Water Company, and would need to be replaced by the Company.

(J)       Acquire and maintain all access, rights of way and easements necessary for the Company to operate, maintain and manage the Systems.

Section 4.3. Company Responsibilities. (A) The Company will read meters and transmit data in appropriate form to City’s Division of Collections for billing of customers.

(B)       The Company will manage, operate, maintain and repair the Systems at all times on behalf of the City in compliance with all Federal, State and Local laws, regulations and permits consistent with this Contract.

(C) At all times the Company will keep the Systems in good repair and working order, consistent with industry standards and will manage, operate, maintain and repair the Systems in an efficient and economical manner all in accordance with this Contract.

(D)       The Company will develop and implement effective responses to water loss in the Systems, develop and implement an approach for renewal and replacement of infrastructure (to be designated as a Capital Improvement and Major Repair or Minor System Repair by the Operations Committee), ensure coordination of Systems operations with the City for system-wide optimal performance and minimization of CSO discharges as well as other services consistent with the pursuit of industry best practices.

(E)       The Company is responsible for all costs of materials, equipment and supplies in the daily operation of the Systems (e.g. power, chemicals, communication services, paper, pencils, etc.).

(F)       When performing repairs of water service lines, water mains, hydrants and replacement of water valves, these material costs will be purchased by the Company and the costs thereof with an appropriate accounting will be reimbursed by the City as a City cost responsibility, except, to the extent that it constitutes a Minor System Repair.

(G)       All purchases that utilize City funds must comply with the provisions of the Local Public Contracts Law, the City’s purchasing regulations, the Business Registration Certificate (BRC) requirements, and the IRS requirement for an executed W-9 all for submission to the City’s Purchasing Agent.

(H)       Materials, Labor, Vehicles. The Company will provide, at its cost and expense, all labor, materials, machinery, vehicles, equipment, office equipment, fuel, power, chemicals, supplies, materials, spare parts, expendables, consumables, testing and laboratory analysis and all else necessary therefor or incidental thereto which is necessary for the management, operation, maintenance or repair of the Systems in accordance with applicable laws, regulations and ordinances and the Contract.

(I)       Hazardous Substances. If, while providing the Services and/or during the course of excavation work necessary to make repairs and/or improvements to the Systems, hazardous or toxic waste or materials (as defined in applicable Federal and/or State laws and regulations) are discovered by the Company, it will NOT be the obligation of the Company to remove and dispose of such hazardous substance. The Company will immediately notify the City upon becoming aware of the presence of such hazardous or toxic waste or materials, and will immediately notify such other governmental agencies as may be required by laws and will take such further actions to assist the City in protecting the Health, Safety and Welfare of the Public. The City will indemnify the Company for any and all costs or expenses it may incur in connection with this Section. If a hazardous substance impairs the operation of the Systems, the City will remediate the hazardous substance so as to permit the Company to operate the Systems pursuant to the Contract. The City will pay for all costs for the removal of the hazardous substance and any clean-up activities associated with such disposal, discharge, spill or leak. The City will have the right to pursue the parties legally responsible for the disposal, discharge, spill or leak for the costs of the removal of the offending materials and any clean-up activities. Water treatment plant residuals (e.g. iron and heavy metals) are to be removed and disposed of at the Company’s sole expense.

(J)       Response Requirements for Problems, Complaints and Inquiries. The Company’s response time for various customer inquiries and Systems’ problems under normal conditions will be as follows:

Condition	Initiate Contact with Complainants	Initiate Investigation and/or Works
Water or sewer main break or blockage	Not applicable	As soon as possible but not later than 1 hour
Water service complaint	2 business hours	1 business day
Utility mark out of sewer mains and the water system	Not applicable	3 business days (completion); less for emergencies

(K)       Maintenance Management Program. The Company will maintain a comprehensive maintenance program for all functions of the Systems. The maintenance management program will:

1)       Seek to ensure efficiency, long-term reliability and conservation of capital investment in accordance with industry standards, if any;

2)       Be otherwise in accordance with industry standards; local, State and Federal codes; manufacturer’s equipment recommendations;

3)       Be documented; and

4)       With the cooperation of the City, as applicable, provide enforcement of existing equipment warranties or guarantees and maintain all warranties on new equipment purchased after the Commencement Date of the Contract.

5)        Any modifications or major maintenance affecting the appearance of the facilities in the Systems which are visible to the public will be performed only after receipt of the prior written approval of the City.

6)       The obligations of the Company to maintain the Systems and to have a comprehensive maintenance program with respect to the Systems will not obligate the Company to improve the Systems beyond the condition of the Systems as of the Commencement Date. The Systems will be improved by the City’s funded Ongoing Capital Improvement Program identified in Exhibit C.

7)       The Company obligations with respect to having a comprehensive maintenance program for storm drain pipes and other pipes and mains will depend upon the ability of the Company to locate said pipes and mains by above-surface means. The responsibility for the cost to maintain and/or repair pipes from the main to the residence will be as is required by the current City ordinance as in effect on the Commencement Date.

(L)       Testing and Laboratory Analysis. The Company, at its sole cost and expense, will perform, or cause to be performed, all laboratory sampling and analysis and reporting, as necessary for compliance with all Federal, State, local or other water distribution regulations and requirements having the force of law, as well as that which is customary for process (e.g. corrosion control) monitoring and control.

(1)       Sampling and testing procedures will conform to the current edition of Standard Methods for the Examination of Water and Wastewater or be in accordance with the testing requirements of the applicable regulations or Permits. All testing, with the exception of process control testing, will be performed by a State certified laboratory and the Company will prepare from the data received from the testing laboratory for all applicable regulations or Permits monitoring and operating reports and will deliver such results to the appropriate State and regulatory agencies.

(2)       Testing for the Water System (but not individual customers) will include, but not be limited to, coliform determinations, pH, color, sodium, hardness, iron, manganese, lead, copper, heavy metals, THMs, VOCs, corrosiveness, alkalinity, magnesium, calcium, turbidity, fluoride, cryptosporidium, and giardia lamblia cysts and all other tests required or to be required by the DEP or the EPA. The number, frequency and location of tests will be in accordance with the applicable provisions of the regulations, including the Lead and Copper Rule, 40 CFR 141, et seq., as the same may be amended or supplemented from time to time.

(M)       Reporting Requirements.

(1) The Company will comply with all reporting requirements related to its operations and the operation, maintenance and management of the Systems, as mandated by Federal, State, and local laws, regulations, and Permits.

(2) The Company will provide comprehensive monthly, year-to-date and annual reports in a format reasonably satisfactory to the City and regulatory agencies for each function or activity of the Systems, including, but not limited to:

a)       Operating parameters laboratory analysis, maintenance plans and activities including conditions of the Systems, water quality results, water produced or purchased vs. water sold, manpower utilization, repairs, service calls and responses and responses and other relevant information; and safety reports regarding accidents, injuries, and damages to City property and other relevant information.

(3) The Company will maintain up-to-date financial records as they apply to the Services rendered under the terms of this Contract. All records will be kept in a manner that will enable the City to comply with State municipal accounting procedures.

(4) The Company will provide the City with its periodic financial reports as they apply to the Services rendered under the terms of this Contract. At a minimum, such reports will include the following:

a) Monthly reports on or before the twenty-fifth (25th) Day of each month with respect to the prior month and on or before twenty-fifth (25th) Day after the end of each Contract Year a cumulative report as of the end of each prior Contract

b) The Company will deliver a year-end report to the City consisting of a compilation of the monthly and quarterly reports set forth above

c) The Company will provide such other reports as may be reasonably requested from time to time by the City.

(N)       Staffing.

(1) The Company will provide a staff of qualified and experienced employees who have direct experience in operating, maintaining and managing water, wastewater and storm water systems similar in nature and character to the Systems and will provide such additional third party support as may be needed to perform its duties and obligations hereunder. Said third parties will be equally qualified for the particular services to be performed and will not have any direct claim against the City whatsoever. The Company will at all times maintain the necessary number of employees, staff and/or third-party contractors to operate, maintain and manage the Systems in accordance with this Contract and to adequately maintain and operate the Systems in good repair and working order.

(2) The Company will provide:

(i) qualified and properly licensed management, supervisory, technical, laboratory, operating personnel and personnel with licenses as required by the State for the operation of the Systems;

(ii) a resident manager for Day-to-Day supervision;

(iii) specialists, as may be necessary, in water quality control, instrumentation, troubleshooting, emergency management and similar circumstances; and

(iv) office and clerical support staff as necessary.

(3) The Company will provide, or arrange for the Company to provide, technical support consisting of on-call backup advice and water quality expertise, control, management, maintenance and plant repair to assist the operational staff and ensure performance of the obligations hereunder.

(4) The Company will provide and maintain an organizational chart that lists job classification, the number of staff proposed for the transition phase and for the full time operation. The organization chart, which may be revised at the discretion of the Company consistent with the operation, maintenance and management of the Systems in accordance with this Contract, will indicate the staffing for the Systems, including laboratory/testing personnel and the licensed individuals/positions necessary to satisfy regulatory requirements and to provide operations and maintenance Services in a responsible professional manner. The Company will notify the City of any proposed material revisions to staffing and/or personnel for the Systems and the City will have the right to review and comment upon any such proposed revisions. The Company will in good faith consider any comments provided by the City, and will respond to the City in writing regarding any such comments. The City will forward all complaints about the Company’s staff in writing to the Company, who will address such complaints with the offending employee or staff in an appropriate and timely manner. If the basis for any such complaint is not corrected to the reasonable satisfaction of the City, the City will have the right to request the Company to replace any such personnel interacting with City and/or City officials and/or the public.

(5) The Company will prepare an Operations and Maintenance Manual satisfactory to the NJDEP not later than forty-five (45) days following the Commencement Date. The Company will provide ongoing training programs for all personnel in operations and maintenance procedures, management, laboratory and process control, QA/QC, right-to-know, safety, etc. as required for proper performance of their duties and for professional development.

(6) The Company’s technical support group will also provide assistance in the investigation, development and implementation of modifications in the water treatment processes as may be appropriate or necessary for regulatory compliance, worker safety or process improvement (i.e. corrosion control technologies, disinfections, substitutions for certain chemicals, etc.).

(O) Licenses. The Company, its employees and/or its contractors will acquire and hold, all required Federal, State and local approvals, licenses and certifications necessary to operate, maintain and manage the Systems required to be obtained by the Company in accordance with this Contract. In accordance with N.J.S.A. 58:11-64 et seq. and N.J.A.C. 7:10A-1.14, the minimum class of license required is a C-4 license for the Wastewater System and a T-4 and W-4 licenses for the Water System.

(P)       Compliance with Laws, Regulations and Permits.

(1) After the Commencement Date, the Company will comply with SDWA, RCRA, CERCLA (as operator), OSHA, PEOSHA, WQAA, LPCL and any and all other applicable local, State and Federal laws, codes, ordinances and regulations as they pertain to the Systems. The Company will pay all regulatory fines and penalties, without limitation, assessed against the City, and/or the Company for the Company’s non-compliance therewith.

(2) The Company will, where applicable, comply with, satisfy, and pay all costs or fees (but not remediation) associated with, all regulatory requirements pertaining to the above, including, but not limited to, public notification in the event of non-compliance with drinking water standards, including those associated with the Lead and Copper Rule and CSO overflows.

(3) All repairs and/or improvements to the Systems will be made by the Company in accordance with existing City ordinances for work in the City and other municipalities’ ordinances as may be required for work outside the City.

(4) The Company will comply with the provisions of all City Contracts, including the payment of all City Contracts related to the City Systems, including the payment of all fees and charges associated therewith,(e.g. PSE&G, Verizon, etc.).

(5) The City is the named permittee for various Permits. The Company will be responsible for obtaining and maintaining all necessary existing and/or additionally required Federal, State and local Permits, licenses and other governmental or private party approvals for the operation of the Systems and the equipment owned by the City and used in connection with the Systems, including filling out required application forms, supplying required data and payment of required fees. All additional Permits and approvals will be in the name of the City as the permittee; however, the Company will comply with all requirements pertaining thereto in accordance with this Contract.

(6) The City will comply with SDWA, RCRA, CERCLA (as owner), OSHA, PEOSHA, WQAA, and any and all other applicable local, State and Federal laws, codes, ordinances and regulations as they pertain to the Systems. The City will pay all regulatory fines and penalties, without limitations, assessed against the Company and/or the City for the City’s non-compliance therewith.

(Q)       Land Development and Redevelopment. The Company will support, provide information and conduct development plan review services for all land development and redevelopment projects under review and/or consideration by and before the Administration, City Council, Planning Board, Zoning Board of Adjustment and/or Redevelopment Agency.

(R) Safety and Security. The Company will provide for and maintain security and safety for the Systems as it deems appropriate. Fences, when reasonably required, will be maintained in neat order and structural integrity. Gates, access points and doors, when reasonably required, will be kept locked, structures will be protected from unauthorized entry and security alarms, when reasonably required, will be maintained. The Company will conduct all operations, maintenance and management of any facilities in compliance with applicable health and safety regulations, including, but not limited to: OSHA, general industry regulations, including requirements for confined space entry, respiratory protection and hazard communication; EPA regulations (applicable to water and wastewater systems) or emergency planning and notification under CERCLA, 40 CFR 355; and EPA regulations or hazardous chemical reporting and community right-to-know, 40 CFR 370, and any other applicable regulations may be enacted during the term of this Contract.

(S)       Continuity of Service.

(1)      The Company and the City will cooperate in good faith with the City’s agents, contractors and subcontractors and will provide for the orderly transition of Services between the City and/or its contractors and the Company without interruption or disruption of Services and without adverse impacts to the users of the Systems or to the City.

(2)       The Company and the City will make such provisions as are necessary to ensure that no portion of the Systems will be shut down for any period of time due to strikes, lock-outs or labor problems.

(3)       In the event of a labor action, stoppage or dispute that disrupts or prevents the Company’s employees or its subcontractors’ employee from entering upon and working on any part of the Systems, the Company will (subject to the following paragraph) at its sole cost, seek appropriate legal injunctions, remedies, or court orders. In any event, the Company will continue to operate the Systems through the use of office personnel, management or other resources at this disposal. The Company will always maintain operation of the Systems to protect the Health, Safety and Welfare of the users of the Systems and the residents of the City.

(T)       Emergency Situations.

(1)       Consistent with the other provisions of this Contract, the Company will promptly respond to all customer problems and (within two (2) hours) to all emergencies relating to the Systems and will maintain at all times during the term of this Contract a toll-free twenty-four (24) hour telephone number where users of the Systems can report any emergencies from anywhere within the City.

(2)      The Company will notify the City as soon as reasonably possible of any activity, problem or circumstances that it becomes aware of that threatens the health, safety and welfare of the users of the Systems or the residents of the City. In an emergency affecting the safety of persons or property, the Company will act, at its discretion, to prevent or contain threatened damage, injury or loss and the Company will be reimbursed for any costs incurred in connection therewith.

(3)      In the event of damage or destruction of the potable water facilities or any emergency which, in the reasonable judgement of the Company, is likely to result in material loss or damage to the Systems or constitute a material threat to human health or safety, the Company may suspend operation of the Systems. Emergency repairs as are necessary to mitigate, contain or reduce such loss, damage or threat to human health or safety will be done in consultation with the City. Notification of emergency/non-compliance events within the Systems will be in accordance with Permit requirements and an emergency plan to be developed by the Company and submitted to and approved by the City and the DEP and any subsequent amendments or modifications thereto.

(4)      The Company will respond to emergencies and unusual circumstances in accordance with applicable regulations and requirements and with such personnel and equipment as necessary to maintain or restore the operations of the Systems in a timely manner with the least possible disruption or inconvenience to the users of the Systems. Decisions to expend City funds will be made following receipt of approvals from the Operations Committee depending on whether it constitutes a Capital Improvement and Major Repair or a Minor System Repair.

(U)       Geographic Information System (GIS) Mapping. The City possesses GIS mapping of the Systems. The Company will maintain and update the GIS maps using the ArcGIS Desktop (Version 10.2) and ArcGIS for Server (Enterprise Edition(Version 10.2) or comparable software authorized by the City.

(V)       Supervisory Control and Data Acquisition (SCADA) System. The Company shall maintain, improve and operate the City’s SCADA System. The City shall not pay any additional fees associated with the connection of the SCADA System to the Company’s network interface.

(W)       Provisions Specific to Water System.

(1) General.

(a) The Company will operate and maintain the water treatment operation, plant and distribution system in accordance with all applicable laws and regulations. The Company will furnish complete and accurate records and regulatory reports in a format acceptable to the City and to the DEP.

(b) The Company will perform periodic testing of the Water System, including, without limitation, testing of the meters and AMR equipment installed in the Water System in accordance with prudent industry and utility practice. Process meters will be calibrated in accordance with manufacturer requirements. The Company will read, test, calibrate and repair all water meters. The Company will replace said meters in accordance with funding by the City for equipment in the capital program. All generators will be exercised at least on a weekly basis provided that the Company will use its best efforts to schedule such exercising at times to minimize inconvenience to residents of the City resulting from noise.

(c) The Company will dispose of, or will arrange for the disposition of, all sludge, scum, grit, screenings, trash and refuse generated by or resulting from the operations or maintenance of the Water System in accordance with applicable regulations pertaining thereto.

(d) The Company will monitor and control, or will arrange for the monitoring and control of, the levels of the storage reservoirs and storage tanks, if any, to ensure proper pressures for satisfactory service and firefighting capabilities within the Water System. The Company will cooperate with and assist police, emergency management and fire personnel in times of fire or other emergencies.

(e) All hydrants will be flushed at least once a year and the condition of, and maintenance performed on, the hydrants will be recorded. All hydrants found to be broken or inoperable will be bagged and will promptly be replaced or repaired.

(f) All water mains that become frozen or break will be repaired or replaced so as to minimize disruption of customer service.

(g) All inoperable, inaccurate or broken water meters will be promptly replaced upon discovery.

(h) Maintenance Items and Minor System Repairs of the Water System will include, but not be limited to,: routine painting and repairs of structures, both interior and exterior; locate, map and identify all valves; implement a valve exercising program to address those valves deemed to be critical to the Water System's operation in compliance with the WQAA; remove and replace broken or inoperable valves critical to the safe operation of the Water System and/or hydrants; repair of main and service breaks; calibration of instrumentation on a twice a year basis; hydrant flushing (once a year) and maintenance; periodic testing of hydrant flow rates (once every five years); reading of meters as required for billing purposes; disposal of all sludge, scums, screenings, grit, debris, trash, etc. from the Water System; sampling, testing analysis, reporting; and all else necessary therefor or incidental thereto to protect the health, safety and welfare of the users of the Water System and as required by industry standards and utility practices.

(2) Water Quality Standards. The Company will comply with the SDWA and all other Federal, State and local regulations concerning safe drinking water standards during the term of this Contract. The Company agrees to indemnify and hold the City harmless from any fines or penalties assessed by the applicable regulatory agencies during the term of the Contract for any and all violations committed by the Company, its agents, servants or employees and from any fees or costs incurred as a result of failure to comply with regulations concerning safe drinking water standards.

(3) Bulk Water Sales. The Company will seek to sell excess water from the Water System to the extent same is available on such terms and conditions as it deems appropriate with the consent of the City. Revenues gained therefrom are a revenue of the City.

(4) Water Meter Readings. The Company will perform all water meter readings and will follow up on erroneous readings or zero reads and on all requests of the City for an investigatory reading because of perceived irregularities in one or more readings.

(X)       Provisions Specific to Wastewater System.

(1) All wastewater generated within the City is conveyed via interceptor sewer facilities and transmission lines in the Township of Woodbridge, New Jersey (“Woodbridge”), in accordance with an existing contract between the City and Woodbridge (the “Woodbridge Contract”) attached hereto as Exhibit G, to the wastewater treatment plant of MCUA where same is treated in accordance with an existing contract between the City and MCUA (the “MCUA Contract”) attached hereto as Exhibit F.

The Company will comply with all provisions of the MCUA Contract. The Company will also operate the Wastewater System in conformance with all requirements of the MCUA Contract, including prohibited discharges and sampling and laboratory analysis associated with industrial retreatment compliance and monitoring programs as required.

The MCUA Contract contains provisions for surcharges and penalties against industry for industrial pretreatment non-compliance. As included in the Maintenance Item and Minor System Repairs, the Company will provide for the testing of effluent from specific companies as determined by Company and supply the data to permit the City to issue the appropriate billing for suspended solids, BOD demand and chlorine demand. Existing municipal ordinances allow for the initiation of enforcement action against violations of said ordinances, which are tied to the MCUA regulations. The City will assist the Company in enforcement actions against such violators.

In addition to the base rates, the MCUA Contract contains a provision for a surcharge for increased loadings. The MCUA periodically increases its rates in order to meet the budgetary requirements. The City will direct MCUA to bill the City directly for all fees and charges incurred in connection with the MCUA Contract.

(2) All pumping stations will be inspected and maintained on a basis predicated on the manufacturer’s recommendations and field conditions unique to the individual facility. A log will be maintained of all inspections, services performed, problems encountered and other data as appropriate to the industry standards and regulations. The standby power for those stations so equipped will be exercised at least weekly.

(3) Subject to determination by the Operations Committee, the Company will develop and implement a program to be performed throughout the term of this Contract for the identification, isolation and, where cost-effective or required to protect the structural integrity of system components, correction of infiltration/inflow into the Wastewater System. Responsibility for the cost of implementation will be determined based on whether it is a Capital Improvement and Major Repair or a Minor System Repair.

(4) All sludge, scum, grit, screenings, trash and refuse generated by or resulting from the operations of the Wastewater System will be disposed of in accordance with applicable regulations pertaining thereto. The total annual cost per year of fifteen thousand dollars ($15,000) will be deemed to be incorporated into the Annual Fee, provided that no additional amount may be expended without the written consent of an Authorized Representative of the City.

(5) All sewer mains will be inspected every three (3) years and jetted and/or otherwise cleaned as needed such that same are maintained free of blockages.

(6) All future pumping stations will be inspected and maintained on a daily basis predicated on the manufacturer’s recommendations and field conditions unique to the individual facility. A log will be maintained of all inspections, services performed, problems encountered and other data as appropriate to the industry standards and regulations. The standby power for those stations so equipped will be exercised at least weekly.

(7) Maintenance, repair and replacement of facilities will also include, but not be limited to, the following: disposal of all sludge, sand, grit, screenings, grease, debris, trash, etc. resulting from maintenance and operation of facilities; periodic inspection of manholes and mains (once every three (3) years) and cleaning, as needed and catch basins (once every year) except in problem areas which will be on as-needed basis; identification, isolation and, where economical, correction of infiltration and inflow; routine painting and repairs of structures; repairs of main breaks, including bypass pumping as required; removal of system blockage; calibration of instrumentation and meters on a twice yearly basis; and sampling, testing, analysis, reporting; and all else necessary therefor or incidental thereto to protect the health, safety and welfare of the customers and as required by industry standards and utility practices.

(8) All improvement or repair items required for the Wastewater System will be charged, designed and performed as Capital Improvements and Major Repairs if they conform to the definition of same set forth herein.

(Y)       Access to and Maintenance of Records. The Company will ensure the maintenance of all records of operating data and information relevant to the Systems. The Company will cause to be maintained a computerized recordkeeping system for all operation and maintenance functions performed, which will be backed up offsite at a secure facility. The Company shall maintain all documentation related to products, transactions or services under this contract for a period of five years from the date of final payment. Such records shall be made available to the New Jersey Office of the State Comptroller upon request.

(Z)       Operations Review by City. The City will have the right to and intends to exercise its right to actively participate in the review of services performed by the Company and any subcontractor throughout the term of this Contract. The Operations Committee is the City’s primary agent for performing this review.

4.4 Capital Improvements to the Systems.

(A)       Systems Audit: The Company will conduct a preliminary system-wide audit within forty-five (45) days following the Commencement Date to establish the condition of the Systems at the start of the Contract period.

(B)       Ongoing Capital Improvements. The Company will design and obtain permits for the Ongoing Capital Improvements (identified in Exhibit C, hereinafter referred to as the “Ongoing Capital Improvements”) to the extent that they have not already been designed or permitted. The cost of the Ongoing Capital Improvements (including design, permitting, construction and financing) will be the responsibility of the City. The Ongoing Capital Improvements are expected to be completed and placed in service within three (3) Years from the Commencement Date pursuant to the existing contracts the City has for such projects. For any Ongoing Capital Improvements not currently under contract, the Company will provide the City with (a) a statement of work with sufficient detail to enable a third party to evaluate the cost thereof, (b) a firm price quotation for permit, design and construction (which firm price quotation will be in the case of contracts) determined, unless the Authorized Representative of the City specifies otherwise, by soliciting bids from qualified bidders, (c) an estimated completion schedule, and (d) a drawdown schedule. The City will have the right to review and approve the design and specifications and construction performed for the Ongoing Capital Improvements. The Company will be paid a fee to serve as general contractor for the Ongoing Capital Improvements equal to one tenth (.1) times the cost of construction. Such fee will be paid in the same manner as the Ongoing Capital Improvements.

(C)       Additional Capital Improvements to the Systems. Additional Capital Improvements, in addition to the Ongoing Capital Improvements, may be necessary.

(1)   The Company will initially, by the end of the first six (6) months following the Commencement Date, present to the Authorized Representative of the City a comprehensive recommendation for improvements to the Systems. This recommendation will be updated annually, or more often should conditions require. The objective of the recommendation is to set forth all necessary Capital Improvements and Major Repairs, the estimated cost of each such Capital Improvement and Major Repair and a schedule according to which the Capital Improvements and Major Repairs are to be initiated and completed. Collectively, these recommendations and projects will be known as “Additional Capital Improvements.” These recommendations will constitute the basic input for the Six Year Capital Improvement Program for the Systems which at the time of the execution of this Contract is identified in Exhibit E hereto. As part of the Capital Improvement Program development process, the Company will present their annual proposed improvement report and defend said report before the Mayor and City Council for all proposed Capital Improvements and Major Repairs including estimated required budget amounts. Additional Capital Improvements shall be subject to approval by the City.

(2) The Company will employ a New Jersey licensed civil engineer to be responsible to provide these recommendations and input for the Six Year Capital Improvement Program preparation at no additional cost to the City. In addition, the Company will supply all civil engineering services for all construction projects, excluding those the City decides to place under contract to a consulting engineering firm, such as the hazard mitigation project at the Second Street Pumping Station, (including but not limited to

(a)	Preparation and submission of permit applications for capital projects,

(b)	Preparation and submission of permit application to the NJDEP including Professional Engineer (PE) seal on all required forms and signing off on necessary documents,

(c)          Interface with NJDEP, NJEIT, and any other regulatory agencies:

1)	Revise specs and drawings to address comments from the DEP,
2)	Prepare loan application and submit to the DEP/NJEIT for approval,

(d)	prepare project cost estimation,

(e)	Design: prepare drawings and specifications,

(f)	Modification of design to comply with NJDEP directives,

(g)	Professional Engineer seals and signs all necessary documents,

(h)	Manage pre-bid meeting and bid opening services for capital projects,

(i)	Review the bids for completeness, prepare a summary of the bids and report with recommendations in cooperation with the City Purchasing Agent for award by the City’s Governing Body,

(j)	Submit a copy of the bid to the DEP for their review and approval,

(k)	Schedule, and manage coordination meeting(s) of all affected parties for each construction contract,

(l)	Process contractor/vendor payment applications and submit to the City’s Chief Accountant for payment,

(m)	Submit required paperwork to close out capital projects in order to obtain approval for capital project cost re-imbursement from NJEIT to NJDEP, and

(n)	all other services necessary to complete capital improvements)

at no additional cost to the City.

3) As part of the project management function to be performed by the company for these capital improvements, the Company’s representative will:

a)            Review all procurement submittals.

b)	Provide all project management and construction inspection services.

c)	Manage and resolve any disputes with the contractor.

d)	Review invoices.

e)	Prepare pay applications and get all required signatures.

f)	Prepare the required DEP documentation (employee interview, etc.).

g)	Prepare a punch list.

h)	Prepare the final DEP change order form.

i)	Prepare the change order form for City approvals.

j)             Attend the Council meeting and provide explanations for the need of the change order.

l)	Prepare final pay application to release retainage.

m)	Get maintenance Bond.

n)	Close out the project.

p)	File all DEP approved paperwork and project information for future reference.

4) Should other engineering services such as surveying or electrical engineering services be needed, these services may be sought from outside vendors, but subject to compliance with Local Public Contract Law (N.J.S.A. 40A:11-1 et seq.) requirements. The cost of these vendors will be a City cost. The City’s Purchasing Agent will be responsible for overseeing the bid/proposal notification, receipt and award process.

5) The Company will receive payment of ten (10%) percent of the construction cost for construction inspection and administration following completion of the project. There will be no payment to the Company for outside engineering services. Any project for which construction inspection and/or construction administration is outsourced to another agency will not entitle the Company to the aforementioned 10% fee.

6) The City will finance such Additional Capital Improvements pursuant to the provisions of the Local Bond Law, N.J.S.A. 40A:2-1 et seq., by issuing its bonds or notes. The Company will assist the City in making necessary applications, meeting with appropriate agencies or other parties and otherwise assisting the City as is necessary to secure said financing.

7) The City will have the right to review and approve the design, bid plans and specifications, bids received, construction performed and payments made for the Additional Capital Improvements. The City may engage a separate qualified engineer for purposes of fulfilling this need at the City’s cost. In all cases, the City reserves the right to design and institute any and all Capital Improvements and Major Repairs and not to utilize the services of the Company for such purposes.

(D)       Design and Performance Standards. All Capital Improvements and Major Repairs to the Systems will adhere to generally accepted water and sewer industry standards and practices, and the following design and performance standards:

1)       A minimum design life of twenty (20) Years for above ground Capital Improvements and Major Repairs and fifty (50) Years for underground System components.

2)       Reliability criteria as defined in EPA document “Design Criteria for Mechanical, Electrical and Fluid System and Component Reliability” published in 1974, and as updated, for the appropriate reliability class of treatment works.

(E)       Capital Improvement Fund. All funds, and investment income thereon, held in the City’s Capital Improvement Fund will be utilized by the City to pay for Capital Improvements and Major Repairs to the Systems in order to maintain the integrity of the Systems and, to the extent available, to provide for all or a portion of the cost of any Additional Capital Improvements or, to the extent necessary, any Ongoing Capital Improvements.

(F)       Submission of Progress Reports; Procedures.

1) As payments are required for Capital Improvements and Major Repairs under this Contract, the Company will prepare and assemble the following Draw Papers and submit them to the City’s Chief Accountant

2) The Company will provide the City’s Chief Accountant, with appropriate progress reports to make payments to the contractors or other third parties for the Capital Improvements and Major Repairs or a portion thereof in the appropriate amount therefor from the Capital Improvement Fund, as applicable, upon acceptance of the Capital Improvements and Major Repairs or a portion thereof, as the case may be, but only after the Chief Accountant has received the Progress Report.

(3) For any final payment of the costs relating to the Ongoing Capital Improvements, the Company will submit a certificate of completion and acceptance signed by the Company with the Progress Report. Notwithstanding the foregoing, any such certificate of completion and acceptance will state that it is given without prejudice to any rights against third parties that exist at the date of any such certificate of completion and acceptance or that may subsequently come into being.

G. Other Engineering and Related Services to be Supplied by the Company.

1)       Complete Minor System Repairs to the collection and distribution systems using the Company staff,

2)       Secure for the City, NJEIT emergency bridge loans for emergency repairs,

3)       Provide engineering expertise for City and private developer projects,

4)       Propose and draft revisions to the City’s Water and Sewer Ordinances,

5)       Prepare Requests for Proposals for Consulting Engineering Services, when work cannot be performed in house,

6)       Work with and manage Consulting Engineering firms to help them complete their work.

7)       Review plans and specifications from private developers and provide comments/advice related to water and sewer utilities,

8)       Calculate and provide to private developers the cost of the required water and sewer connection fees for the project,

9)       Provide construction inspection for water/wastewater related projects being performed by developers,

10)       Report before City Council on special investigations and customer complaints,

11)       Advise, on behalf of the City, customers and provide information or review special requests,

12)       Work with the City Administration in resolving customer complaints,

13)       Appear before the City Council to discuss or clarify any items on the Agenda pertaining to projects or any matter related to the Systems,

14)       Calculate firm capacity and peak demands and complete all DEP forms and provide the information to developers or their engineer so they can apply to the NJDEP Bureau of Safe Drinking Water for permit to install or extend water mains,

15)       Complete and submit to the NJDEP all required forms, drawings and reports for modification to existing water allocation permit,

16)       Work with City Administration, legal department and the DEP on matters related to potential or actual contamination at or near the Runyon Watershed,

17)       Provide the legal department with information on System related matters,

18)       Assist the City Administration and legal department with law suits involving the Systems,

19)       Go to the schools and give talks to kids about the process of producing water and the importance of saving water,

20)       Attend outside meetings on behalf of the City (e.g. Lower Raritan Watershed Resources Association, Jersey Works, SWIM, etc.),

21)       Meet with other municipalities and/or authorities on behalf of the City to discuss issues of mutual interest (trunk sewer main, CSO compliance, etc.),

22)       Represent the City in negotiations with new commercial, industrial and residential customers to provide information and/or review special requests

23)       Provide Geographic Information System (GIS) mapping service

24)       Cooperate with City Bond Counsel and complete, sign and submit required forms needed by Bond Counsel

25)       Prepare and Submit NJEIT loan applications for Capital Projects and manage of the loan process through the NJDEP system

27)       Recommend initiatives to be implemented by City and/or Company whereby, the cost-savings will all inure to the Systems.

Section 4.5. Joint Obligations of the Parties. (A) The City and the Company agree to cooperate to review existing planning, management and operations practices for the Systems, including energy consumption and usage patterns, and to attempt to devise strategies to increase efficiencies and reduce costs.

(B)       The City and the Company agree to cooperate to review the City's capital investment needs, infrastructure requirements and methods of evaluating the Systems to attempt to increase efficiencies and reduce costs for Capital Improvements and Major Repairs.

(C)       The City and the Company agree to cooperate in a review of the City's tariff design to determine its effectiveness in equitably charging customers for their usage.

(D)       The City and the Company will establish a formal Operations Committee, consisting of the Authorized Representative of the City, Systems Director(s) and two (2) added employees of the Company or its affiliated companies (at least one of whom must be an officer of the Company), which will meet, with a frequency to be determined by the parties (e.g. monthly), to discuss issues related to the operation, maintenance and management of the Systems; to receive and review reports; and to confer generally as a means of enhancing communication between the City and the Company. In addition to such meetings, representatives of the Company will be available to meet with the Mayor, City Business Administrator and members of the governing body of the City or their authorized representatives, as reasonably requested by the City.

Section 4.6. Force Majeure. Any one or more of the duties and obligations of the City and/or the Company will be suspended so long as, and only to the extent that, performance thereof is prevented or impeded by an Act of God, civil disturbance, act of terrorism, governmental action (including, without limitation, any Change in Law), severe and unusual weather or any other act or event that has had, or may reasonably be expected to have, a material adverse effect upon either party in its ability to perform its obligations under this Contract, if such acts or events are beyond the control of that party.

Section 4.7. Pursuit of Financing and Grants. The City, from time to time, may apply for certain grants and government-sponsored or partially government-sponsored financing. The Company agrees to assist the City in its pursuit of such grants and/or financings and, notwithstanding any other provision of this Contract, will comply with any requirements of such grants and/or financings, including any applicable fee caps.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations of the City. The City makes the following representations and warranties to and for the benefit of the Company:

(A)       The City is a municipal corporation organized, existing and in good standing under the laws of the State of New Jersey, with full legal right, power and authority to enter into and perform its obligations under this Contract.

(B)       The City has duly authorized the execution and delivery of this Contract and this Contract has been duly executed and delivered by the City and constitutes a legal, valid and binding obligation of the City, enforceable against the City in accordance with its terms.

(C)       Neither the execution and delivery by the City of this Contract, nor the performance by the City of its obligations in connection with the transactions contemplated hereby, or the fulfillment by the City of the terms and conditions hereof (i) conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to the City, (ii) conflicts with, violates or results in a breach of any term or condition of, or constitutes a default under any judgment or decree, or any agreement or instrument to which the City is a party or by which the City or any of its properties or assets is bound, (iii) will result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the revenues, properties or assets of the City, or (iv) will result in the acceleration of any obligation by which the City is bound or to which the City is a party.

(D)       The City is in compliance with all applicable laws, rules and regulations concerning the management, operation or maintenance of the Systems.

(E)       All requisite approvals, authorizations, orders, consents of, registrations or filings with, all governmental authorities necessary as of the date hereof for the management, operation and maintenance of the Systems have been obtained or made by or on behalf of the City and are in full force and effect.

Section 5.2. Representations of the Company. The Company hereby makes the following representations and warranties to and for the benefit of the City:

(A)       The Company is a corporation duly organized and existing under the laws of the State of New Jersey and has full legal right, power and authority to enter into and perform its obligations under this Contract.

(B)       The Company has duly authorized the execution and delivery of this Contract and this Contract has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(C)       Neither the execution and delivery by the Company of this Contract, nor the performance by the Company of its obligations in connection with the transactions contemplated hereby, or the fulfillment by the Company of the terms and conditions hereof (i) conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to the Company, (ii) conflicts with, violates or results in a breach of any term or condition of, or constitutes a default under, any judgment or decree, or any agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, (iii) will result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the revenues, properties or assets of the Company, or (iv) will result in the acceleration of any obligation by which the Company is bound or to which the Company is a party.

(D)       The Company has sufficient experience and expertise to provide the Services in accordance with this Contract.

(E) The Company is not in breach of any applicable Law that could have a material adverse effect on the ability of the Company to comply with its obligations under this Contract. Neither the Company nor, to its knowledge, any Affiliate of the Company is listed on any of the following lists maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the Bureau of Industry and Security of the United States Department of Commerce or their successors: the Specially Designated Nationals List, the Denied Persons List, the Unverified List, the Entity List or the Debarred List, list of persons engaging in investment activities in Iran, or on any other publicly available list of Persons with which the State may not do business under applicable Law.

(F) The Company will use products manufactured in the United States of America wherever available for repairs and improvements to the Systems.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Interlocal and Shared Service Agreements. The City reserves the right to pursue interlocal services agreements with other public bodies wherein the City will provide all or a portion of the Services described herein to another public body. In such event, the Company will, at the request of the City and with the consent of the Company, assume such obligations provided the Annual Fee is adjusted to provide for the cost of providing such additional services.

Section 6.2. Notices. All notices, demands, requests and other communications hereunder will be deemed sufficient and properly given if in writing and delivered by email and in person to the following addresses (or such other or additional addresses provided by notice to the other party) or by email and sent by certified or registered mail, postage prepaid with return receipt requested at such addresses; provided if such notices, demands, requests or other communications are sent by mail, they will be deemed as given on the third day following such mailing which is not a Saturday, Sunday or day on which United States mail is not delivered:

If to City:	City of Perth Amboy
260 High Street
Perth Amboy, NJ 08861
Attention: Business Administrator
Email:

with a copy to:	City Clerk
260 High Street
Perth Amboy, NJ 08861
Email: ejasko@perthamboynj.org

and:	Mayor
260 High Street
Perth Amboy, NJ 08861

If to the Company:	Utility Service Affiliates (Perth Amboy), Inc.
1500 Ronson Road
Iselin, NJ 08830
Att: Dennis Doll
Email: ddoll@middlesexwater.com

Section 6.3. Arbitration. (A) It is the stated intent and purpose of both parties at all times to reach agreement by negotiation between the City and the Company, without recourse to arbitration. In the event, however, that such dispute or difference is not settled, either party may request that the matter be referred to arbitration. The demand for arbitration must be submitted to the American Arbitration Association within sixty (60) calendar days after the date of such request, in which case the arbitration will resolve any then existing controversy or claim between the parties hereto which directly or indirectly arises out of or relates to this Contract.

(B)       The arbitration will be conducted in New Jersey in accordance with the rules and procedures then existing under the Commercial Arbitration Rules of the American Arbitration Association, provided that notwithstanding anything to the contrary contained in such rules the following will apply: The arbitration board will consist of three arbitrators. The City will choose one arbitrator and the Company will choose one arbitrator. If the two arbitrators appointed by the parties fail to agree within five (5) business days upon the selection of a third arbitrator, the third arbitrator will be selected from a list of arbitrators supplied by the American Arbitration Association or otherwise in accordance Commercial Arbitration Rules.

(C)       After the appointments of the third arbitrator, the arbitration board will meet as necessary for the purpose of reaching a determination in the dispute or difference, and the decision of the majority of the board, submitted in writing, to the City and the Company will be final and binding upon both parties. Judgment upon any decision rendered by such arbitration board may be entered in any court having jurisdiction.

(D)       Each party will bear the expense of its own arbitrators and witnesses, and the expenses of the third arbitrator and any general expenses of the arbitration will be born equally by both parties.

Section 6.5. No Waiver. The failure of a party to insist on strict performance of any or all of the terms of this Contract, or to exercise any right or remedy under this Contract, will not constitute a waiver or relinquishment of any nature regarding such right or remedy or any other right or remedy. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 6.6. Severability. In case one or more of the covenants, terms or provisions contained in this Contract will be held invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, terms and provisions contained herein will be in no way affected, prejudiced or disturbed and the remaining covenants, terms and provisions will remain in full force and effect.

Section 6.7. No Third-Party Beneficiaries. No employees of the City or any other third party will be deemed a third-party beneficiary of this Contract.

Section 6.8. Assignment. This Contract will be binding upon the parties' respective successors and permitted assigns. Neither of the parties may assign this Contract or any rights or obligations hereunder without the prior written consent of the other party (which consent will not be unreasonably withheld), and any such attempted assignment will be void, except that the Company may assign this Contract, or any of its rights or obligations hereunder, to a subsidiary or affiliate of the Company, so long as such assignment does not relieve the Company of its obligations to the City as set forth herein, and the Company will give prompt notice to the City of any such assignment and that assignee should assume all of the Company obligations under the Contract.

Section 6.9. Indemnification. (A) The City will indemnify, defend and hold harmless the Company, its employees, officers and directors, from and against all liabilities, actions, damages, fines, penalties, claims, demands, judgments, losses, costs, expenses, suits and actions (including reasonable attorney's fees), (i) in connection with or arising out of the Systems, except to the extent caused by negligence on the part of the Company, or (ii) arising out of the condition (known or unknown) of the Systems prior to the Commencement Date.

(B)       The Company will indemnify, defend and hold harmless the City, its officers, elected officials and employees, from and against all liabilities, actions, damages, fines, penalties, claims, demands, judgments, losses, costs, expenses, suits and actions (including reasonable attorney's fees), to the extent caused by negligence on the part of the Company in connection with the Company’s management, operation and maintenance of the Systems during the Term of this Contract, except where the basis for such liability, actions, damages or claims arise out of or relate to the City’s negligence as it relates to the Systems.

Section 6.10. Complete Contract. This Contract sets forth the entire understanding of the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter hereof and may not be modified except in a writing executed by both parties.

Section 6.11. Titles and Headings. Titles and headings to sections or paragraphs herein are inserted merely for convenience of reference and are not intended to be a part of or to affect the meaning or interpretation of this Contract.

Section 6.12. Counterparts. This Contract may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 6.13. Governing Law. This Contract and all amendments hereof will be governed by and construed in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed therein.

Section 6.14 Insurance. The Company shall not commence the performance of the Services under this Contract until it has provided insurance of the types and in such amounts as set forth herein and such other insurance as shall be reasonably requested by the City provided such insurance is commercially reasonably available and such insurance has been approved by the City, such approval shall not be unreasonably withheld, nor shall the Company allow any subcontractor to work on its subcontract until all similar insurance required of the subcontractor has been so obtained and approved or the Company has determined that the Company's insurance is sufficient to cover the actions of the subcontractor. The Company shall maintain such insurance in full force and effect for the Term of this Contract.

The insurance policies provided by the Company at its expense and more particularly described hereafter shall specifically designate the City as additional insured to the extent of the negligent acts, errors or omissions of the Company and shall further contain such provisions and shall insure the City and City officials, officers, employees, consultants and agents, pursuant to the terms and requirements set forth herein and to the fullest extent allowed by the law.

The Company shall be solely responsible for all injuries to persons or property (other than to the extent such costs are paid by worker's compensation insurance) occurring on account of the performance of Services hereunder, regardless who is performing the Services.

Certificates from the insurance carrier, stating the limits of liability and the expiration date for each policy and type of coverage shall be filed with the City before the execution of the Contract. The certificates shall contain the following express obligation:

"This is to certify that the policies of insurance described herein have been issued to the insured for whom this certificate is executed and are in force at this time. In the event of cancellation, non-renewal or material change in a policy affecting the certificate holder, thirty (30) Days prior written notice shall be given the certificate holder except in the event of a cancellation for failure to pay the insurance premium wherein ten (10) days prior written notice shall be given to the certificate holder"

Such certificates shall specifically refer to this Contract and article, and the following paragraphs in accordance with which the insurance is being furnished, and state that such insurance is as required by such paragraphs of this Contract.

All insurance coverage shall be with acceptable insurance companies only which possess an A.M. Best Company rating of at least A+. All insurance policies herein required of the Company shall be written by a company duly authorized and licensed to do business in the State and be executed by some agent therein duly licensed as an agent in said State.

Insurance shall include the type of insurance specified below in not less than the amounts stated. Neither approval by the City nor a failure to disapprove insurance furnished by the Company, shall release the Company from full responsibility for liability, damages and accidents as set forth herein.

The Company shall take out and maintain during the Term of this Contract the following types of insurance in an amount, for each policy, not less than the amounts stated:

(a) Commercial General Liability Insurance (i) The Company shall maintain during the Term of this Contract such commercial general liability insurance as shall protect it against claims for damages resulting from bodily injury, including wrongful death and property damages, which may arise from the performance of Services hereunder regardless of by whom performed. The minimum acceptable limits of liability to be provided by such insurance shall be as follows:

Bodily Injury Limits and Property Damage - $1,000,000 each occurrence/$2,000,000 aggregate.

Products liability and completed operations - $2,000,000 aggregate.

Personal injury liability - $2,000,000 aggregate.

(ii) The commercial general liability insurance required by the preceding subparagraph shall include the following extensions of coverage:

(A)      The coverage shall be provided under a commercial general liability form of policy or similar thereto.

(B)       XCU Coverage - If the Contract requires any work procedures involving blasting, excavating, tunneling or other underground work, the liability coverage shall include standard blasting or explosion coverage, standard collapse coverage and standard underground coverage, commonly referred to as XCU property damage liability coverage with limits of $1,000,000 CSL.

(C)	Contractual liability coverage shall be included.

(D)       Protective liability coverage shall be included to protect the Company against claims arising out of operations performed by others and contractors protective liability coverage for its subcontractors.

(b)       Worker's Compensation and Employer’s Liability Insurance in accordance with the requirements of the laws of the State and all other applicable laws and regulations. If any class of employees engaged in hazardous work cannot be protected by workmen's compensation and liability insurance, the Company shall provide adequate insurance for each class of employees.

The Company shall take out and maintain during the Term of this Agreement the applicable statutory Worker's Compensation Insurance with an insurance company authorized to write such insurance covering all of its employees, and in the case of any work sublet, the Company shall require the subcontractor similarly to provide statutory Worker's Compensation Insurance for the latter's employees. The Company shall take out and maintain during the Term of this Contract, Employer's Liability Insurance with a minimum limit of $1,000,000 with an insurance company authorized to write such insurance and the Company shall require each of its subcontracts similarly to maintain Employer's Liability Insurance on its employees.

(c) Automobile Liability and Property Damage InsuranceT he Company shall take out and maintain during the Term of the Contract such Automobile Liability Insurance as shall protect it against claims for damages resulting from bodily injury, including wrongful death and property damage, which may arise from the operations of any owned, hired or non-owned automobiles used by or for it in any capacity in connection with the performance of Services hereunder. The minimum acceptable limits of liability to be provided by such Automobile Liability Insurance shall be as follows:

Bodily Injury Limits and Property Damage - $5,000,000 each occurrence/annual aggregate by the Company (or $1,000,000 each occurrence/annual aggregate by each subcontractor).

(d) Excess Liability Insurance - $10,000,000.

(e) Professional Liability Insurance in the case of any consulting engineering firm hired by the Company or any engineers, architects or other professionals to the extent the coverage is not provided by the comprehensive general liability insurance, in an amount not less than $2,000,000.

The Company shall require each of its subcontractors to take out and maintain during the life of its subcontracts the same insurance coverage required of the Company under Section 6.14(a), (b) and (c), including the extensions of coverage required under Section 6.14(a)(ii) naming the City as additional insureds thereon unless the Company has determined that its insurance coverage is sufficient to cover the actions of the subcontractor. Each subcontractor shall furnish to the Company (2) copies of a certificate of insurance and such certificate shall contain the same information required hereinabove. The Company shall furnish one (1) copy of the certificate to the City.

All insurance policies shall have a maximum deductible of $10,000 unless otherwise approved by the City which approval shall not be unreasonably withheld.

If the Company derives insurance proceeds to cover any liabilities under this Contract, the Company shall have no claim against the City for such amounts provided that the City did not cause the events that result in the claim against the applicable insurance company.

If at any time the Company fails to maintain any of the foregoing policies, or if a company issuing any such policy shall become unsatisfactory to any of the City, the Company shall, upon notice to that effect from such party, promptly obtain a new policy, submit the same to the City for its approval and submit a certificate of insurance as described above. Failure of the Company to take out and/or maintain or the taking out and/or maintenance of any required insurance, shall not relieve the Company of any liability under the Contract.

The City shall maintain insurance on the City Systems during the Term of this Contract substantially similar in kind, scope and amount as that maintained by the Company as of the Commencement Date. If any damage occurs to the City Systems during the Term of this Agreement that is an insured risk under the policies described in this Section 6.14, the Company agrees that its policies provide coverage on a primary and non-contributory basis and should be used as the first basis of recovery. The Company, however, may request the City to file a claim under its insurance policy or policies for any amounts not covered under the policies maintained by the Company, and if insurance proceeds are paid to the City for such amounts, the City shall reimburse the Company but solely from such proceeds for the actual, documented cost it incurs to repair the damage to the City Systems in an amount not to exceed such insurance proceeds.

IN WITNESS WHEREOF, the parties have caused this Contract to be duly executed by their duly authorized representatives, as of the day and year first above written.

WITNESS:		CITY OF PERTH AMBOY

By:	/s/Victoria Ann Kupsch	By:	/s/Wilda Diaz, Mayor
	Victoria Ann Kupsch, Clerk		Wilda Diaz, Mayor

WITNESS:		UTILITY SERVICE AFFILIATES,
(PERTH AMBOY)INC.

By:	/s/Jay L. Kooper	By:	/s/Dennis W. Doll
	Jay L. Kooper, Secretary		Dennis W. Doll, Chairman

EXHIBIT A TO SERVICE CONTRACT

MAINTENANCE ITEMS AND MAJOR SYSTEM REPAIRS

Those items set forth in Article IV hereof or otherwise identified in the Contract.

EXHIBIT B TO SERVICE CONTRACT

ANNUAL FEE

YEAR	AMOUNT

1	$6,700,000
2	$6,700,000
3	$6,700,000
4	$6,700,000
5	$6,700,000
6	$6,700,000
7	$6,700,000
8	$6,700,000
9	$6,700,000
10	$6,700,000

EXHIBIT C TO SERVICE CONTRACT

ONGOING CAPITAL IMPROVEMENTS

Description	Vendor	Amount	Estimated Completion
Rehabilitation of High Lift Pump	Municipal Maintenance Co., R-17-1/18	46,600	End of February
Purchase of Flow Meter		22,000	Waiting for BASF response
Water Main Extension - Convery Blvd		198,000	Not determined
Florida Grove Road Reservoir - Repairs to concrete wall
Hurricane Sandy Recovery - 2nd St. Pump Station	Allied Construction Co., C1700049	2,396,000	June, 2018
2nd St. Pump Station - Engineering	CDM Smith, C1700083	112,402.46	June, 2018
Replacement of Water Meters		735,000	December, 2018
Inspection/Refurbishment of Well Pumps		50,000	As needed
Painting of Major Components - Runyon	Bonding Company	763,345	February , 2018
Sewer System Feasibilty Study		100,000	Not determined
Sewer Separation & Construction	Center State Engineering, C1600027	107,000	December, 2018
Replacement of Catch Basins		275,000	December, 2018
Cleaning/refurbishment of Interceptor Lines		200,000	December, 2018
Updating State Reporting		100,000	Determined by permit requirements
Green Infrastructure (Parking Lots)	Z Brothers, C1700063	318,631.32	April, 2018
Replacement of Water Meters		382,500	December, 2018
Inspection/Refurbishment of Well Pumps		50,000	As needed
Manhole Replacement		210,120	December, 2018
Catch Basin Replacement		357,000	December, 2018
Update State Reports as per NJDEP Permit Requirements		612,000	Determined by permit requirements
Sewer Main Lining: State St - Smith St to Sadowski Pkwy		785,400	December, 2018

Sewer Lining - Cortlandt St. - Entire Length		224,400	December, 2018
Sewer Main Lining Projects		1,020,000	December, 2018
Cleaning of Interceptor Mains		150,000	December, 2018
Green Infrastructure Project - Reduce Wet Weather CSO Overflows		51,000	Not Determined
Woodbridge Trunk Sewer Line - City Proportionate Share		1,275,000	2020
Passaic Valley Sewer Commission - Monitoring & Modeling	Passaic Valley Sewer Commission	135,660	Not determined
Cleaning of Interceptor Lines		345,000	December, 2018
Replacement of 4" Water Mains		1,632,000	December, 2018
Convery Boulevard Water Main Project		448,800	Not determined
Replacement of Residential Water Meters		420,750	December, 2018
Painting of the Backwash Tank and the Stand Pipe		1,020,000	December, 2018
Install Generator at Runyon Water Treatment Plant		1,009,800	December, 2018
Replace Catch Basins		392,700	December, 2018
Sewer Cleaning & Lining Project - Various Mains		1,040,400	December, 2018
Sewer Separation		2,550,000	2019
Replacement of Existing Camera used for Sewer Main Insp.		240,550	December, 2018

EXHIBIT D TO SERVICE CONTRACT

CITY EQUIPTMENT AVAILABLE FOR COMPANY’S USE WITHIN THE CITY

Department	Year	Make	Model F350 Dump	License Plate	VIN#
Wastewater	1995	Ford	Truck	MG55021	2FDKF38G3SCA51266
Wastewater	1995	Ford	F-Super Duty Crane Truck F350 Pick Up	MG55020	1FDLF47G7SEA50661
Wastewater	1996	Ford	4 Door	MG47886	1FDJW35HITEB29872
Wastewater Wastewater	2002 2004	Crane Sterling	Dump Truck Vactor 2100 Series	MG51972 MG60016	1FVABTAK82HJ76092 2F2AATAK14AM97933
TR3000 T.V.
Wastewater	2004		Camera	N/A	XT03102101
Water			Hydrastop
Water			Light Tower
Water			Tapping Machine
Water			Army Surplus- Dump Truck
Water			Army Surplus- Crane Truck
Water			Backhoe (not functioning)
Water			Mud Pump

EXHIBIT E TO SERVICE CONTRACT

SIX YEAR CAPITAL IMPROVEMENT PROGRAM FOR THE WATER AND WASTE WATER SYSTEMS

EXHIBIT F TO THE SERVICE CONTRACT

MCUA CONTRACT

EXHIBIT G TO THE SERVICE CONTRACT

WOODBRIDGE CONTRACT